Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-211718

The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated September 12, 2017.

Pricing Supplement dated September     , 2017 to the

Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and

Prospectus Dated June 30, 2016

The Toronto-Dominion Bank $[ ● ] Capped Accelerator Notes Linked to an equally weighted basket of the common stocks of Amazon.com, Inc., Apple Inc. and Tesla Motors, Inc. Due September 18, 2019

The Toronto-Dominion Bank ("TD" or “we”) is offering the Capped Accelerator Notes (the “Notes”) linked to an equally weighted basket of common stocks (the “Basket”) described below.

The Notes provide 150% leveraged participation in the positive return of the Basket if the level of the Basket increases from the Initial Basket Level to the Final Basket Level, subject to the Maximum Redemption Amount of at least $1,315.00 (to be determined on the Pricing Date). If the Final Basket Level is less than the Initial Basket Level, investors will lose 1% of the Principal Amount of the Notes for each 1% decrease from the Initial Basket Level to the Final Basket Level, and will lose some or possibly all of the Principal Amount of the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed on any securities exchange.

The Payment at Maturity will be greater than the Principal Amount only if the Percentage Change is greater than zero. The Notes do not guarantee the return of the Principal Amount and investors may lose some or all of their investment in the Notes.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about September 18, 2017, against payment in immediately available funds.

The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be at least $940.00 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-7 and “Additional Information Regarding the Estimated Value of the Notes” on page P-25 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	$24.50	$975.50
Total	$	$	$

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $975.50 (97.55%) per Principal Amount of the Notes.

2 TD Securities (USA) LLC (“TDS”) and BNP Paribas Securities Corp. (“BNP”) , and together with TDS, (the “Agents”) may receive a commission of up to $24.50 (2.45%) per Note and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes, or will offer the Notes directly to investors. The Agents may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $24.50 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to BNP, BNP may pay up to $5.00 per Note to any such dealer as a distribution expense fee for each Note sold. TD will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-24 of this pricing supplement.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	TD
Issue:	Senior Debt Securities
Type of Note:	Capped Accelerator Notes
Term:	Approximately 2 years
Basket:	An equally weighted basket comprised of the common stock of the following Basket Components:
Bloomberg Ticker	Basket Component	Primary Exchange	Component Weighting*	Initial Basket Component Prices**
AMZN	Amazon.com, Inc.	NASDAQ	33.33333%
AAPL	Apple Inc.	NASDAQ	33.33333%
TSLA	Tesla Motors, Inc.	NASDAQ	33.33333%
* Component Weightings may not add up to 100% due to rounding. ** With respect to each Basket Component, its Closing Price on the Pricing Date
CUSIP / ISIN:	89114QJQ2 / US89114QJQ29
Agents:	TDS and BNP
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	September 13, 2017
Issue Date:	September 18, 2017 (scheduled to be 3 Business Days following the Pricing Date)
Valuation Date:	September 13, 2019, subject to postponement for market disruption events and other disruptions, as described in the product prospectus supplement
Maturity Date:	September 18, 2019 (scheduled to be 3 Business Days following the Valuation Date), subject to postponement for market disruption events and other disruptions, as described in the product prospectus supplement
Payment at Maturity:

If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 Principal Amount of the Notes equal to the lesser of :

(i)     Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and

(ii)    The Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is zero or negative, then the investor will receive an amount per $1,000 Principal Amount of the Notes, calculated using the following formula:

Principal Amount + (Principal Amount x Percentage Change)

If the Final Basket Level is less than the Initial Basket Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose some or possibly all of their investment.

All amounts used in or resulting from any calculation relating to the Notes, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

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Percentage Change:	The Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	To be set to 100 on the Pricing Date.
Final Basket Level:	100 × [1 + (the sum of the products of the Basket Component Return for each Basket Component multiplied by its Component Weighting)]
Basket Component Return:	With respect to each Basket Component: Final Basket Component Price - Initial Basket Component Price Initial Basket Component Price
Initial Basket Component Price:	With respect to each Basket Component, its Closing Price on the Pricing Date, as shown in the table above, subject to adjustment as provided under “General Terms of the Notes—Anti-Dilution Adjustments” on page PS-27 in the product prospectus supplement and “Anti-Dilution Adjustments—Transferable Rights and Warrants” herein.
Final Basket Component Price:

With respect to each Basket Component, its Closing Price on the Valuation Date, subject to adjustment as provided under “General Terms of the Notes—Anti-Dilution Adjustments” on page PS-27 in the product prospectus supplement and “General Terms of the Notes—Anti-Dilution Adjustments—Transferable Rights and Warrants” herein.

If the originally scheduled Valuation Date is not a Trading Day with respect to a Basket Component or a market disruption event with respect to a Basket Component occurs or is continuing on the originally scheduled Valuation Date, the Final Basket Component Price for that Basket Component will be its Closing Price on the first Trading Day for such Basket Component following the originally scheduled Valuation Date on which the Calculation Agent determines that a market disruption event does not occur or is not continuing and the Calculation Agent will thereafter determine the Final Basket Level and Percentage Change. If a market disruption event with respect to such Basket Component occurs or is continuing on each Trading Day to and including the tenth Trading Day following the originally scheduled Valuation Date, the Final Basket Component Price for that Basket Component will be determined by the Calculation Agent on that day, regardless of whether such day is a Trading Day or the occurrence or continuation of a market disruption event on that day and the Calculation Agent will thereafter determine the Final Basket Level and Percentage Change. For the avoidance of doubt, if the originally scheduled Valuation Date is a Trading Day and no market disruption event exists on that day with respect to a Basket Component, the determination of that Basket Component’s Final Basket Component Price will be made on the originally scheduled Valuation Date, irrespective of the non-Trading Day status or the existence of a market disruption event with respect to any other Basket Component. For the definition of a market disruption event, see “General Terms of the Notes—Market Disruption Events” beginning on page PS-25 of the product prospectus supplement. If the Valuation Date is postponed due to a market disruption event or non-trading day for a Basket Component, the Maturity Date will be postponed to maintain the same number of Business Days after the final postponed Valuation Date as existed prior to such postponement(s).

Leverage Factor:	150%
Monitoring Period:	Final Valuation Date Monitoring
Maximum Redemption Amount:	At least $1,315.00 per $1,000 Principal Amount of the Notes (at least 131.50% of the Principal Amount of the Notes). As a result of the Maximum Redemption Amount, the maximum return at maturity of the Notes in excess of the Principal Amount will be at least 31.50% of the Principal Amount of the Notes (assuming a public offering price of $1,000).
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
Trading Day:	A Trading Day with respect to a Basket Component means a day on which the Primary Exchange for

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such Basket Component is scheduled to be open for trading.
U.S. Tax Treatment:	By purchasing a Note, each holder agrees, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Basket. Based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, it is reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, and the timing and character of your income from the Notes could differ materially from the treatment described above, as discussed further under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed on any securities exchange
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).

The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Additional Terms of Your Notes

You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement, relating to our Senior Debt Securities, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” on page P-6 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries. Alternatively, The Toronto-Dominion Bank, any Agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234.

We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

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Additional Risk Factors

The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the product prospectus supplement and the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Principal at Risk.

Investors in the Notes will lose some or possibly all of their Principal Amount if there is a decline in the level of the Basket. Specifically, you will lose 1% of the Principal Amount of your Notes for each 1% that the Final Basket Level is less than the Initial Basket Level.

The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having a comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD.

Your Potential Return Will Be Limited By The Maximum Redemption Amount And May Be Lower Than The Return On A Hypothetical Direct Investment In The Basket.

The opportunity to participate in the possible increases in the price of the Basket through an investment in the Notes will be limited because the Payment at Maturity will not exceed the Maximum Redemption Amount. Furthermore, the effect of the Leverage Factor will not be taken into account for any Final Basket Level exceeding the level at which the Maximum Redemption Amount is reached, regardless of the Percentage Change. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a note directly linked to the performance of the Basket Components.

Changes in the Price of One Basket Component May Be Offset by Changes in the Price of the Other Basket Components.

A change in the price of one Basket Component may not correlate with changes in the prices of the other Basket Components. The price of one or more Basket Components may increase, while the price of one or more other Basket Components may not increase as much, or may even decrease. Therefore, in determining the level of the Basket as of any time, increases in the price of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the price of one or more other Basket Components.

The Payment at Maturity Is Not Linked to the Closing Prices of the Basket Components at Any Time Other than the Valuation Date.

The Final Basket Level will be based on the Closing Prices of the Basket Components on the Valuation Date (subject to adjustment as described elsewhere herein). Therefore, if the Closing Prices of the Basket Components dropped precipitously on the Valuation Date, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Prices of the Basket Components prior to such drop in the Closing Prices of the Basket Components. Although the actual Closing Prices of the Basket Components on the Maturity Date or at other times during the life of your Notes may be higher than their prices on the Valuation Date, you will not benefit from the Closing Prices of the Basket Components at any time other than on the Valuation Date.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will be based on the performance of the Basket, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect underwriting discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, because an affiliate of BNP is to conduct hedging activities for us in connection with the Notes, that Agent’s affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the Agent and its affiliates receives for the sale of the Notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further

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incentive for the Agent to sell the Notes to you in addition to the compensation they and their affiliates would receive for the sale of the Notes.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. The Agents and their respective affiliates may make a market for the Notes; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Principal Amount irrespective of the price of the Basket, and as a result, you may suffer substantial losses.

If the Price of the Basket Components Change, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of the Basket Components. Changes in the Closing Prices of the Basket Components may not result in a comparable change in the market value of your Notes. Even if the Closing Prices of the Basket Components increase above the Initial Basket Component Prices during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

You Will Have No Rights to Receive Any Shares of the Basket Components and You Will Not Be Entitled to Dividends or Other Distributions by the Basket Components.

The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of the Basket Components. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the Investment Advisor, or any other rights with respect to the Basket Components. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Basket Components and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Basket Component.

Estimated Value

The Estimated Value of Your Notes Is Expected To Be Lower Than the Public Offering Price of Your Notes.

The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.

The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Notes on the Pricing Date is based on our internal pricing models. Our pricing models take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially lower than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

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The estimated value of the Notes will not be a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which the Agents, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which An Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which an Agent may initially buy or sell the Notes in the secondary market (if an Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which an Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.

When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:

•	the prices of the Basket Components;
•	the correlation among the basket components;
•	the volatility – i.e., the frequency and magnitude of changes – in the level of the Basket;
•	the dividend rates of the Basket Components;
•	economic, financial, regulatory, political, military or other events that may affect the prices of any of the Basket Components and thus the level of the Basket;
•	the correlation among the Basket Components;
•	interest rate and yield rates in the market;
•	the time remaining until your Notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.

The future levels of the Basket cannot be predicted. The actual change in the level of the Basket over the life of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical closing levels of the Basket or to the hypothetical examples shown elsewhere herein.

As of the Date of this Document, There is No Actual History for the Closing Levels of the Basket.

The Payment at Maturity, if any, for each of your Notes is linked to the Percentage Change in the Basket, which will begin to be calculated on the Pricing Date. Since there will be no actual history for the closing levels of the Basket, no actual historical information about the closing levels of the Basket will be available for you to consider in making an independent investigation of the performance of the Basket, which may make it difficult for you to make an informed decision with respect to an investment in your Notes.

Hypothetical Past Basket Performance is No Guide to Future Performance.

The actual performance of the Basket over the life of the Notes, as well as the Payment at Maturity, may bear little relation to the hypothetical historical closing levels of the Basket (when available) or to the hypothetical return examples set forth elsewhere in this pricing supplement. The future performance of the Basket cannot be predicted.

There is No Affiliation Between the Basket Component Issuers and Us.

We are not affiliated with the issuers of the Basket Components (the “Basket Component Issuers”). However, we or our affiliates may currently or from time to time in the future engage in business with the Basket Component Issuers. Nevertheless, neither we nor any of our affiliates are responsible for any Basket Component Issuer’s public disclosure of information whether contained in SEC filings or

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otherwise. In connection with the offering of the Notes, we have not participated in the preparation of such documents or made any due diligence inquiry with respect to any Basket Component Issuer. You, as an investor in your Notes, should make your own investigation into the Basket Component Issuers. See “Information Regarding the Basket and the Basket Components” herein for additional information about the Basket.

No Basket Component Issuer Will Have Any Role or Responsibilities with Respect to the Notes.

None of the Basket Component Issuers will have authorized or approved the Notes, or will be involved in this offering. No such company will have any financial or legal obligation with respect to the Notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Basket Components or the Notes. No such company will receive any of the proceeds from any offering of the Notes. No Basket Component Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Payment at Maturity.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your payment on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Basket Component has occurred, and make certain adjustments to such Basket Component, Initial Basket Level or other terms of the Notes if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.

Trading Activities by the Bank or its Affiliates May Adversely Affect the Market Value of the Notes.

We, the Agents and our or their respective affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of one or more Basket Components, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in one or more Basket Components.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

We and one or more of our affiliates and the Agents and their affiliates may, at present or in the future, engage in business with one or more Basket Component Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ or the Agents and their affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates and the Agents and their affiliates may have published, and in the future expect to publish, research reports with respect to a Basket Component. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the price of one or more Basket Components and, therefore, the market value of the Notes.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

You Will Have Limited Anti-Dilution Protection.

The Calculation Agent will adjust the Initial Basket Component Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Basket Component, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement and “Anti-Dilution Adjustments—Transferable Rights and Warrants” below. The Calculation Agent will not be required to make an adjustment for every event that may affect a Basket Component. Those events or other actions by the Basket Component Issuer or a third party may nevertheless adversely affect the price a Basket Component, and adversely affect the value of your Notes.

Market Disruption Events and Adjustments.

The Maturity Date and the Valuation Date are subject to adjustment as described in the product prospectus supplement and “Summary—Final Basket Component Price” herein due to the occurrence of one or more market disruption events. For a description of

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.”

If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Anti-Dilution Adjustments

The section “General Terms of the Notes—Anti-Dilution Adjustments—Transferable Rights and Warrants” in the product prospectus supplement is replaced in its entirety with the following:

Transferable Rights and Warrants

If a Basket Component Issuer issues transferable rights or warrants to all holders of the Basket Component to subscribe for or purchase the Basket Component at an exercise price per share that is less than the Closing Price of the Basket Component on the Trading Day before the ex-dividend date for such issuance, then the Calculation Agent may adjust the Initial Price and/or Final Price, as applicable, of the Basket Component, or any other terms of the Notes as the Calculation Agent determines appropriate with reference to any adjustment(s) to options contracts on the affected Basket Component in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Hypothetical Returns

The examples, table and graph set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Basket used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Basket Level on any trading day prior to the Maturity Date throughout the term of the Notes. All examples, the table and the graph are based on the Initial Basket Level of 100, and assume a Leverage Factor of 150%, a Maximum Redemption Amount of 131.50% of the Principal Amount, that a holder purchased Notes with an aggregate Principal Amount and public offering price of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity is less than the Maximum Redemption Amount.
	AAPL	AMZN	TSLA
Basket Component Return	35%	15%	-20%
Component Weight	33.33333%	33.33333%	33.33333%
Based on the Basket Component Returns set forth above, the hypothetical Final Basket Level would equal: 100 × [1 + (35% x 33.33333%) + (15% x 33.33333%) + (-20% x 33.33333%)] = 110
	Percentage Change:	(110 – 100) / 100 = 10%
	Payment at Maturity:	$1,000 + ($1,000 x 10% x 150%) = $1,000 + $150 = $1,150.00
On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,150.00, a 15.00% return on the Notes.
Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity equals the Maximum Redemption Amount.
	AAPL	AMZN	TSLA
Basket Component Return	32%	43%	45%
Component Weight	33.33333%	33.33333%	33.33333%
	Based on the Basket Component Returns set forth above, the hypothetical Final Basket Level would equal: 100 × [1 + (32% x 33.33333%) + (43% x 33.33333%) + (45% x 33.33333%)] = 140
	Percentage Change:	(140 – 100) / 100 = 40%
	Payment at Maturity:	$1,315.00

On a $1,000 investment, a 40% Percentage Change results in a Payment at Maturity equal to the Maximum Redemption Amount, a 31.50% return on the Notes, because that amount is the lesser of the Maximum Redemption amount and $1,600.00 ($1,000 + ($1,000 x 40% x 150%)).

In addition to limiting your return on the Notes, the Maximum Redemption Amount limits the positive effect of the Leverage Factor. If the Final Basket Level is greater than the Initial Basket Level, you will participate in the performance of the Basket at a rate of 150% up to a certain point. However, the effect of the Leverage Factor will be progressively reduced for Final Basket Levels that are greater than 21.00% of the Initial Basket Level since your return on the Notes for any Final Basket Level greater than 21.00% of the Initial Basket Level will be limited to the Maximum Redemption Amount.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative.
	AAPL	AMZN	TSLA
Basket Component Return	-10%	-23%	-27%
Component Weight	33.33333%	33.33333%	33.33333%

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Based on the Basket Component Returns set forth above, the hypothetical Final Basket Level would equal: 100 × [1 + (-10% x 33.33333%) + (-23% x 33.33333%) + (-27% x 33.33333%)] = 80
Percentage Change:	(80 – 100) / 100 = -20%
Payment at Maturity:	$1,000 + ($1,000 x -20%) = $1,000 - $200 = $800.00
On a $1,000 investment, a -20% Percentage Change results in a Payment at Maturity of $800.00, a -20.00% return on the Notes.

The following table shows the return profile for the Notes at the Maturity Date, assuming that the investor purchased the Notes on the Issue Date at the public offering price and held the Notes until the Maturity Date. The returns and losses illustrated in the following table are not estimates or forecasts of the Percentage Change or the return or loss on the Notes. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Notes.

Hypothetical Final Basket Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity ($)	Hypothetical Return on Notes[1] (%)
200.00	100.00%	$1,315.00	31.50%
175.00	75.00%	$1,315.00	31.50%
150.00	50.00%	$1,315.00	31.50%
140.00	40.00%	$1,315.00	31.50%
121.00	21.00%	$1,315.00	31.50%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
102.50	2.50%	$1,037.50	3.75%
100.00[2]	0.00%	$1,000.00	0.00%
99.00	-1.00%	$990.00	-1.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
85.00	-15.00%	$850.00	-15.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%

1 The “return” is the number, expressed as a percentage, that results from comparing the difference between the Payment at Maturity per Note and the Principal Amount.

2 The Initial Basket Level will be set to 100 on the Pricing Date.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Information Regarding the Basket

While actual historical information on the Basket will not exist before the Pricing Date, the following graph sets forth the hypothetical daily performance of the Basket from June 29, 2010 through September 8, 2017. The graph is based upon actual daily historical closing prices of the Basket Components and a hypothetical Initial Basket Level of 100 as of June 29, 2010. We obtained the information regarding the historical performance of the Basket Components used in calculating the graph below from Bloomberg® Professional Service (“Bloomberg”).

We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The hypothetical performance of the Basket should not be taken as an indication of its future performance, and no assurance can be given as to the Final Basket Level. We cannot give you assurance that the performance of the Basket will result in any positive return on your initial investment.

Hypothetical Percentage Change and Basket Component Returns

If the Pricing Date had been June 29, 2010 and the Valuation Date had been September 8, 2017 (the term spanned by the graph above), the Percentage Change of the Basket would have been 820.06%. This results from calculating hypothetical Basket Component Returns as follows:*

	AMZN	AAPL	TSLA
Hypothetical Initial Basket Component Price	$108.61	$36.60	$23.89
Hypothetical Final Basket Component Price	$965.90	$158.63	$343.40
Hypothetical Basket Component Return†	789.33%	333.42%	1337.42%
Component Weight	33.33333%	33.33333%	33.33333%

† Calculated as (Hypothetical Final Basket Component Price - Hypothetical Initial Basket Component Price) / Hypothetical Initial Basket Component Price

Hypothetical Final Basket Level = 100 × [1 + (789.33% x 33.33333%) + (333.42% x 33.33333%) + (1337.42% x 33.33333%)] = 920.06

Hypothetical Percentage Change = (920.06 – 100) / 100 = 820.06%

* These calculations are hypothetical and should not be taken as an indication of the future performance of the Basket Components or the Basket as measured from the actual Pricing Date. Additionally, the hypothetical examples and graph above reflect the performance of the hypothetical Basket, and do not reflect or incorporate any terms of the Note. We cannot give you assurance that the performance of the Basket Components will result in any positive return on your initial investment.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Information Regarding the Basket Components

Each Basket Component is registered under Securities Act of 1933, the Securities Exchange Act of 1934 (the “Exchange Act”) and/or the Investment Company Act of 1940, each as amended. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Basket Components may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have not independently verified the accuracy or completeness of reports filed by the Basket Component Issuers with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the Basket Components from publicly available information, including its filings with the SEC and obtained the historical performance of the Basket Components from Bloomberg. We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into the Basket Components.

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) serves consumers, sellers, developers, enterprises, and content creators, and generates most of its revenue from offering products and services to consumers through its retail websites. Amazon also manufactures and sells electronic devices, including Kindle e-readers and Echo. Amazon offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through Amazon. Amazon offers its customers direct access to their websites and through their mobile websites and apps. Amazon serves authors and independent publishers with Kindle Direct Publishing, an online platform that lets independent authors and publishers make their books available in the Kindle Store. Amazon offers programs that allow authors, musicians, filmmakers, app developers, and others to publish and sell content. Amazon serves developers through the AWS segment, which offers global computing, storage, database, and other service offerings. Amazon’s operations are organized into three principal segments: North America, consisting of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through North America-focused websites; International, consisting of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally-focused websites; and AWS, consisting of amounts earned from global sales of compute, storage, database, and other service offerings for start-ups, enterprises, government agencies, and academic institutions. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s website is amazon.com. Amazon’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN.”

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Basket Component for each quarter in the period from January 3, 2007 through September 8, 2017. On September 8, 2017, the Closing Price of the Basket Component was $965.90. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Basket Component on the Valuation Date.

We obtained the information regarding the historical performance of the Basket Component in the chart below from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Basket Component. We cannot give you assurance that the performance of the Basket Component will result in any positive return on your initial investment.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 30, 2007	$41.51	$36.43	$39.79
June 29, 2007	$73.65	$40.42	$68.41
September 28, 2007	$93.45	$68.73	$93.15
December 31, 2007	$100.82	$77.00	$92.64
March 31, 2008	$96.25	$62.43	$71.30
June 30, 2008	$84.51	$71.99	$73.33
September 30, 2008	$88.09	$63.35	$72.76
December 31, 2008	$69.58	$35.03	$51.28
March 31, 2009	$75.58	$48.44	$73.44
June 30, 2009	$87.56	$73.50	$83.66
September 30, 2009	$93.85	$75.63	$93.36
December 31, 2009	$142.25	$88.67	$134.52
March 31, 2010	$136.55	$116.00	$135.73
June 30, 2010	$150.09	$108.61	$109.26
September 30, 2010	$160.73	$109.14	$157.06
December 31, 2010	$184.76	$153.03	$180.00
March 31, 2011	$191.25	$160.97	$180.13
June 30, 2011	$206.07	$178.34	$204.49
September 30, 2011	$241.69	$177.79	$216.23
December 30, 2011	$246.71	$173.10	$173.10
March 30, 2012	$205.44	$175.93	$202.51
Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 29, 2012	$231.90	$185.50	$228.35
September 28, 2012	$261.68	$215.36	$254.32
December 31, 2012	$261.50	$220.64	$251.14
March 28, 2013	$283.99	$253.39	$266.49
June 28, 2013	$281.76	$248.23	$277.69
September 30, 2013	$318.12	$280.93	$312.64
December 31, 2013	$404.39	$298.23	$398.79
March 31, 2014	$407.05	$336.52	$336.52
June 30, 2014	$342.99	$288.32	$324.78
September 30, 2014	$360.84	$307.06	$322.44
December 31, 2014	$338.64	$287.06	$310.35
March 31, 2015	$387.83	$286.95	$372.10
June 30, 2015	$445.99	$370.26	$434.09
September 30, 2015	$548.39	$429.70	$511.89
December 31, 2015	$679.06	$520.72	$675.89
March 31, 2016	$636.99	$482.07	$593.64
June 30, 2016	$728.24	$586.14	$715.62
September 30, 2016	$837.31	$725.68	$837.31
December 30, 2016	$844.36	$719.07	$749.87
March 31, 2017	$886.54	$753.67	$886.54
June 30, 2017	$1,011.34	$884.67	$968.00
September 8, 2017*	$1,052.80	$945.26	$965.90

* This preliminary pricing supplement includes information for the third quarter of 2017 for the period from July 3, 2017 through September 8, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

The graph below illustrates the performance of the Basket Component from January 3, 2007 through September 8, 2017.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Apple’s products and services include iPhone®, iPad®, Mac® , iPod®, Apple TV®, consumer and professional software applications, iOS and watchOSTM operating systems, iCloud®, Apple Pay® and a variety of accessory, service and support offerings. Apple also sells its products through its retail stores, online stores, and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers, and value-added resellers. In addition, Apple sells third-party iPhone, iPad, Mac and iPod compatible products, including application software and other accessories through its online and retail stores. Apple’s reportable operating segments consist of the Americas, Europe, Greater China, Japan and Rest of Asia Pacific. Information filed by Apple with the SEC can be located by reference to its SEC file number 001-36743, or its CIK Code: 0000320193. Apple’s website is apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Basket Component for each quarter in the period from January 3, 2007 through September 8, 2017. On September 8, 2017, the Closing Price of the Basket Component was $158.63. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Basket Component on the Valuation Date.

We obtained the information regarding the historical performance of the Basket Component in the chart below from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Basket Component. We cannot give you assurance that the performance of the Basket Component will result in any positive return on your initial investment.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 30, 2007	$13.88	$11.90	$13.27
June 29, 2007	$17.87	$12.89	$17.43
September 28, 2007	$22.07	$16.72	$21.93
December 31, 2007	$28.55	$21.97	$28.30
March 31, 2008	$27.85	$17.02	$20.50
June 30, 2008	$27.14	$21.02	$23.92
September 30, 2008	$25.67	$15.04	$16.24
December 31, 2008	$15.86	$11.50	$12.19
March 31, 2009	$15.70	$11.17	$15.02
June 30, 2009	$20.67	$15.53	$20.35
September 30, 2009	$26.59	$19.34	$26.48
December 31, 2009	$30.23	$25.82	$30.12
March 31, 2010	$33.69	$27.43	$33.56
June 30, 2010	$39.17	$33.69	$35.93
September 30, 2010	$41.78	$34.31	$40.54
December 31, 2010	$46.50	$39.81	$46.08
March 31, 2011	$51.88	$46.67	$49.78
June 30, 2011	$50.44	$45.05	$47.95
September 30, 2011	$59.06	$49.03	$54.45
December 30, 2011	$60.32	$51.93	$57.86
March 30, 2012	$88.23	$58.75	$85.64

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 29, 2012	$90.89	$75.73	$83.43
September 28, 2012	$100.30	$82.13	$95.32
December 31, 2012	$95.96	$72.71	$76.15
March 28, 2013	$78.43	$60.01	$63.23
June 28, 2013	$66.26	$55.79	$56.58
September 30, 2013	$72.53	$58.46	$68.11
December 31, 2013	$81.44	$68.71	$80.16
March 31, 2014	$79.62	$71.35	$76.68
June 30, 2014	$94.25	$73.99	$92.93
September 30, 2014	$103.30	$93.08	$100.75
December 31, 2014	$119.00	$96.26	$110.38
March 31, 2015	$133.00	$105.99	$124.43
June 30, 2015	$132.65	$124.25	$125.43
September 30, 2015	$132.07	$103.12	$110.30
December 31, 2015	$122.57	$106.03	$105.26
March 31, 2016	$109.56	$93.42	$108.99
June 30, 2016	$112.10	$90.34	$95.60
September 30, 2016	$115.57	$94.99	$113.05
December 30, 2016	$118.25	$105.71	$115.82
March 31, 2017	$144.12	$116.02	$143.66
June 30, 2017	$156.10	$140.68	$144.02
September 8, 2017*	$164.05	$142.73	$158.63

* This preliminary pricing supplement includes information for the third quarter of 2017 for the period from July 3, 2017 through September 8, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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The graph below illustrates the performance of the Basket Component from January 3, 2007 through September 8, 2017.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Tesla Motors, Inc.

According to publicly available information, Tesla Motors, Inc. (“Tesla”) designs, develops, manufactures and sells fully electric vehicles, energy storage systems, as well as installs, operates and maintains solar and energy products. Tesla operates as two reportable segments: automotive and energy generation and storage. The automotive segment includes the design, development, manufacturing and sales of electric vehicles. The energy generation and storage segment includes the design, manufacture, installation and sale of lease of stationary energy storage products and solar energy systems to residential and commercial customers, or sale of electricity generated by Tesla’s solar energy systems to customers. On November 21, 2016, Tesla completed its acquisition of SolarCity Corporation (“SolarCity”), which designs, finances and installs solar power systems. Information filed by Tesla with the SEC can be located by reference to its SEC file number: 001-34756, or its CIK Code: 0001318605. Tesla’s website is teslamotors.com. Tesla’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “TSLA.”

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Basket Component for each quarter in the period from June 29, 2010 through September 8, 2017. On September 8, 2017, the Closing Price of the Basket Component was $343.40. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Basket Component on the Valuation Date.

We obtained the information regarding the historical performance of the Basket Component in the chart below from Bloomberg.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Basket Component should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Basket Component. We cannot give you assurance that the performance of the Basket Component will result in any positive return on your initial investment.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2010	$23.89	$23.83	$23.83
September 30, 2010	$21.98	$15.80	$20.26
December 31, 2010	$35.47	$20.05	$26.63
March 31, 2011	$28.45	$21.83	$27.70
June 30, 2011	$30.14	$24.65	$29.13
September 30, 2011	$29.73	$21.95	$24.39
December 30, 2011	$34.94	$23.66	$28.56
March 30, 2012	$37.94	$22.79	$37.24
June 29, 2012	$38.01	$27.56	$31.29
September 28, 2012	$35.96	$26.10	$29.28
December 31, 2012	$35.28	$27.33	$33.87
March 28, 2013	$39.48	$32.91	$37.89
June 28, 2013	$110.30	$40.50	$107.43
September 30, 2013	$193.42	$109.10	$193.42
Quarter Ending	Quarter High	Quarter Low	Quarter Close
December 31, 2013	$193.00	$120.50	$150.38
March 31, 2014	$254.84	$139.34	$208.45
June 30, 2014	$240.06	$178.59	$240.06
September 30, 2014	$286.04	$215.40	$242.68
December 31, 2014	$260.62	$197.81	$222.41
March 31, 2015	$220.99	$185.00	$188.77
June 30, 2015	$268.79	$187.59	$268.26
September 30, 2015	$282.26	$218.87	$248.40
December 31, 2015	$247.57	$206.93	$240.01
March 31, 2016	$238.32	$143.67	$229.77
June 30, 2016	$265.42	$193.15	$212.28
September 30, 2016	$234.79	$194.47	$204.03
December 30, 2016	$219.74	$181.45	$213.69
March 31, 2017	$280.98	$216.99	$278.30
June 30, 2017	$383.45	$295.00	$361.61
September 8, 2017*	$365.22	$308.83	$343.40

* This preliminary pricing supplement includes information for the third quarter of 2017 for the period from July 3, 2017 through September 8, 2017. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2017.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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The graph below illustrates the performance of the Basket Component from June 29, 2010 through September 8, 2017.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Supplemental Discussion of U.S. Federal Income Tax Consequences

General. The following is a general description of certain U.S. federal tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are a resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This discussion replaces the federal income tax discussions in the product prospectus supplement and accompanying prospectus.

This discussion applies to you only if you are the original investor in the Notes and you hold your Notes as capital assets for U.S. federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company or a real estate investment trust or a common trust fund,
•	a life insurance company,
•	a tax-exempt organization or an investor holding the Notes in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”),
•	a person that owns Notes as part of a straddle or a hedging or conversion transaction, or who has entered into a “constructive sale” with respect to a note for tax purposes, or
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This discussion, other than the section entitled “Non-U.S. Holders” below, is applicable to you only if you are a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are: (i) a citizen or resident of the U.S., (ii) a domestic corporation, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

U.S. Tax Treatment. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes (and of having agreed to the required tax treatment of your Notes described below) and as to the application of state, local or other tax laws to your investment in your Notes and the possible effects of changes in federal or other tax laws.

Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as pre-paid derivative contracts with respect to the Basket. If your Notes are so treated, you should generally recognize gain or loss upon the sale, exchange, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above.

Possible Change in Law. The Internal Revenue Service (“IRS”) released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury Department are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Additionally, in 2013 the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any such legislation or guidance will affect Notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals or estates and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2017, is $12,500). The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds $50,000.  Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. The proceeds received from a sale, exchange, redemption or maturity of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA” (discussed below), if you are not a U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 and Section 871(m), discussed below, gain from the sale, exchange, redemption or maturity of a Note or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 897. The following section supersedes and replaces in its entirety the section of the product prospectus supplement under “Non-U.S. Holders — Section 897”. We will not attempt to ascertain whether any Basket Component Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If a Basket Component Issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, or settlement of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of a Basket Component Issuer as a USRPHC and the Notes as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

Based on our determination that the Notes are not “delta-one” with respect to the Basket or any Basket Components, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Basket Component or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of a Basket Component or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of a Basket Component or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (and/or the applicable withholding agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a non-U.S. entity) under the FATCA rules.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and the Basket Component Issuers).

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, and BNP, as the Agents for the sale of the Notes. Pursuant to the terms of a distribution agreement, the Agents will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, including BNP, or will offer the Notes directly to investors. The Agents may resell the Notes to other registered broker-dealers at the public offering price less a concession not in excess of $24.50 (2.45%) per Note. In addition to the concession allowed to the Agents, BNP may pay up to $5.00 (0.50%) to any third-party dealer as a distribution expense fee for each Note sold. The Agents or other registered broker-dealers will offer the Notes at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The price for investors purchasing the Notes in these accounts may be as low as $975.50 (97.55%) per Note. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

We expect that delivery of the Notes will be made against payment for the Notes on or about September 18, 2017, which is the third (3rd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than two Business Days from the Pricing Date, purchasers who wish to trade the Notes more than two Business Days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We may use this pricing supplement in the initial sale of the Notes. In addition, TDS or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us or TDS or another of our affiliates, this pricing supplement is being used in a market-making transaction unless we or TDS or another of our affiliates informs such purchaser otherwise in the confirmation of sale.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be included in a final pricing supplement.

The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and an estimate of the difference between the amounts we pay to an affiliate of BNP and the amounts that an affiliate of BNP pays to us in connection with hedging your Notes as described further under “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-24. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.

On the cover page of this pricing supplement, we have provided the initial estimated value range for the Notes. This range of estimated values was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-6. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agents may initially buy or sell the Notes in the secondary market, if any, may exceed the estimated value on the Pricing Date for a temporary period expected to be approximately 9 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-6 of this pricing supplement.

TD SECURITIES (USA) LLC	BNP Paribas Securities Corp.
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